EXHIBIT 99.1

Eagle Bancorp Montana Earns $573,000 in the First Quarter; Highlighted by Ruby Valley Bank Acquisition; Declares Regular Quarterly Cash Dividend of $0.09 per Share

HELENA, Montana, April 24, 2018 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income was $573,000, or $0.11 per diluted share, in the first quarter of 2018, compared to $763,000, or $0.20 per diluted share, in the first quarter of 2017.  First quarter 2018 operating results were impacted by $234,000 of acquisition-related expenses which reduced net income by $0.04 per diluted share. This compares to no acquisition expenses in the first quarter of 2017. In the fourth quarter of 2017, following a writedown of its deferred tax asset, which resulted in an additional tax expense of $715,000, or $0.15 per diluted share, net income was $553,000, or $0.11 per diluted share.  The preceding quarter results were also impacted by $400,000 of acquisition-related expenses which reduced net income by $0.08 per diluted share.

Additionally, Eagle’s board of directors declared its regular quarterly cash dividend of $0.09 per share.  The dividend will be payable June 1, 2018 to shareholders of record May 11, 2018.  The current annualized yield is 1.73% based on recent market prices.

“The highlight of the first quarter was completing the acquisition of Ruby Valley Bank,” said Peter J. Johnson, President and CEO.  “The closed acquisition added approximately $94 million in assets, $82 million in deposits and $55 million in gross loans.  Additionally, it provided us a unique opportunity to expand our market presence, and lending activities, particularly agricultural lending in the Ruby Valley.  Our larger branching network will allow us to better serve our new and existing customers.”

The acquisition of Ruby Valley Bank makes Opportunity Bank the fifth largest Montana-based bank based on asset size.

First Quarter 2018 Highlights (at or for the three-month period ended March 31, 2018, except where noted)

  Net income was $573,000, or $0.11 per diluted share.
  Acquisition costs were $234,000 in the first quarter.
  Net interest margin was 3.77% in the first quarter, a 11 basis point improvement compared to 3.66% in the first quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) were $9.5 million, compared to $8.7 million in the first quarter a year ago.
  Total loans increased 16.0% to $567.0 million at March 31, 2018, compared to $488.9 million a year earlier.
  Commercial real estate loans increased 8.4% to $247.5 million, or 43.7% of total loans at March 31, 2018, compared to $228.4 million a year earlier.
  Total deposits increased 18.9% to $625.9 million, compared to $526.3 million a year ago.
  Capital ratios remain well capitalized with a tangible common shareholders’ equity ratio of 9.60% at March 31, 2018.
  Declared quarterly cash dividend of $0.09 per share.

Balance Sheet Results

The Ruby Valley Bank acquisition, combined with healthy organic growth, generated a 13.8% increase in total assets which grew to $815.9 million at March 31, 2018, compared to $716.8 million at December 31, 2017, and increased 19.3% compared to $683.7 million a year ago.

“Total loans increased by 10.5%, during the quarter and increased 16.0% year-over-year due to the Ruby Valley acquisition and strong organic growth.  Loan production remained solid, and we continue to see significant potential for growth in our loan origination pipelines,” said Johnson.  Total loans were $567.0 million at March 31, 2018, compared to $513.2 million three months earlier and $488.9 million a year earlier.

Eagle originated $50.9 million in new residential mortgages during the quarter, excluding construction loans, and sold $49.0 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.06%.  This production compares to residential mortgage originations of $75.9 million in the preceding quarter with sales of $73.2 million.

Commercial real estate loans increased 8.4% to $247.5 million at March 31, 2018, compared to $228.4 million a year earlier, while residential mortgage loans were $112.9 million, the same as a year earlier.  Commercial loans increased 32.6% to $69.5 million, home equity loans increased 6.1% to $52.0 million and construction loans increased 10.3% to $26.6 million, compared to a year ago.  Loans related to agriculture increased as a result of the acquisition.

Total deposits were $625.9 million at March 31, 2018, a 20.2% increase compared to $520.6 million at December 31, 2017 and an 18.9% increase compared to $526.3 million a year ago.  At March 31, 2018, checking and money market accounts represent 56.5%, savings accounts represent 17,0%, and CDs comprise 26.5% of the total deposit portfolio.

Shareholders’ equity increased 8.8% to $90.9 million at March 31, 2018, compared to $83.6 million three months earlier and increased 51.5% compared to $60.0 million one year earlier.  Tangible book value was $14.09 per share at March 31, 2018, compared to $15.22 per share at December 31, 2017, and $13.81 per share a year earlier.

Operating Results

“The net interest margin improved two basis points compared to the preceding quarter, and it expanded 11 basis points compared to the year ago quarter, largely due to growth in non-maturing deposits,” Johnson said.  Eagle’s net interest margin was 3.77% in the first quarter, compared to 3.75% in the preceding quarter, and 3.66% in the first quarter a year ago. The investment securities portfolio increased to $158.4 million at March 31, 2018, compared to $127.2 million a year ago, which had a negative impact on the average yields on earning assets.

Eagle’s first quarter revenues were $9.5 million, compared to $9.8 million in the preceding quarter and increased 9.6% when compared to $8.7 million in the first quarter a year ago.  Net interest income before the provision for loan loss increased 24.9% to $6.8 million in the first quarter compared to $5.5 million in the first quarter one year ago, and increased 9.7% compared to $6.2 million in the preceding quarter.

Noninterest income decreased 24.2% to $2.7 million in the first quarter, compared to $3.6 million in the preceding quarter, and decreased 15.7% compared to $3.2 million in the first quarter a year ago.  The net gain on sale of mortgage loans totaled $1.4 million in the first quarter, compared to $2.1 million in the preceding quarter and $1.8 million in the first quarter a year ago.

First quarter noninterest expenses were $8.3 million compared to $8.0 million in the preceding quarter and $7.4 million in the year ago quarter.  Acquisition costs totaled $234,000 for the current quarter, compared to $400,000 for the preceding quarter.  There were no acquisition costs in the first quarter one year ago.

For the first quarter of 2018, Eagle recorded $127,000 in income tax expense for an effective tax rate of 18.1%, reflecting the new lower corporate tax rates.  For the fourth quarter of 2017, Eagle recorded $940,000 in income tax expense, which, in addition to the normal provision for income taxes related to pre-tax income, included a $715,000 net charge related to the revaluation of its deferred tax assets and liabilities as a result of the Tax Cuts and Jobs act.  In the first quarter a year ago, Eagle recorded $188,000 in income tax expense.

“We expect our effective tax rate to be approximately 18.3% in 2018, including estimated impact of our completed acquisition,” added Johnson.  “We plan to invest a portion of our 2018 tax savings into expansion opportunities and other corporate purposes.”

Credit Quality

Eagle’s first quarter provision for loan losses was $502,000, compared to $294,000 in the preceding quarter and $301,000 in the first quarter a year ago.  The allowance for loan losses represented 182.3% of nonperforming loans at March 31, 2018, compared to 588.5% three months earlier and 300.1% a year earlier.

Nonperforming loans (NPLs) were $3.4 million at March 31, 2018, compared to $977,000 three months earlier, and $1.7 million a year earlier.  A portion of the increase was a result of the Ruby Valley Bank acquisition.

Net charge-offs were $122,000 in the first quarter, compared to $44,000 in the preceding quarter.  In the first quarter a year ago, Eagle had net recoveries of $4,000.  The allowance for loan losses was $6.1 million, or 1.08% of total loans at March 31, 2018, compared to $5.8 million, or 1.12% of total loans at December 31, 2017 and $5.1 million, or 1.04% of total loans a year ago.

Total OREO and other repossessed assets was $639,000 at March 31, 2018, compared to $525,000 at December 31, 2017 and $668,000 a year ago.  Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, increased to $4.0 million at March 31, 2018 or 0.49% of total assets, compared to $1.5 million, or 0.21% of total assets three months earlier and $2.4 million, or 0.35% of total assets a year earlier.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible asset of 9.60% at March 31, 2018.  (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

On October 13, 2017, Eagle successfully completed a public offering of its common stock, and issued 1,189,041 shares and received approximately $20.1 million in net cash proceeds.

On February 13, 2017, the Company completed the issuance of $10 million of senior unsecured debt.  The net proceeds of $9.8 million was used as capital contribution to its bank subsidiary to support growth.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Montana through 17 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the Nasdaq Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, merger with Ruby Valley Bank, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to  increase and manage our commercial real estate, commercial business and agricultural loans; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; the effect of our acquisition of Ruby Valley Bank including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet	(Unaudited)	(Audited)	(Unaudited)
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2018	2017	2017
Assets:
Cash and due from banks	$7,679	$5,517	$5,353
Interest-bearing deposits with banks	1,641	1,920	813
Federal funds sold	3,591	-	-
Total cash and cash equivalents	12,911	7,437	6,166
Securities available-for-sale, at market value	158,417	132,044	127,212
FHLB stock, at cost	3,704	4,086	3,344
FRB stock	2,019	1,465	871
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	8,979	8,949	8,432
Loans:
Real estate loans:
Residential mortgage (1-4 family)	112,891	109,911	112,872
Commercial real estate	247,516	233,156	228,363
Construction	26,608	25,306	24,118
Agricultural	25,399	11,627	6,104
Other loans:
Home equity	52,028	52,672	49,037
Consumer	17,252	15,712	14,786
Commercial	69,538	63,300	52,423
Agricultural	16,758	2,563	2,191
Unearned loan fees	(1,008)	(1,093)	(1,036)
Total loans	566,982	513,154	488,858
Allowance for loan losses	(6,130)	(5,750)	(5,075)
Net loans	560,852	507,404	483,783
Accrued interest and dividends receivable	3,212	2,555	2,101
Mortgage servicing rights, net	6,613	6,578	5,892
Premises and equipment, net	27,364	21,958	19,750
Cash surrender value of life insurance	14,575	14,481	14,191
Real estate and other assets acquired in settlement of loans, net	639	525	668
Goodwill	12,124	7,034	7,034
Core deposit intangible	1,859	273	356
Deferred tax asset, net	2,040	1,360	2,036
Other assets	472	478	1,686
Total assets	$815,935	$716,782	$683,677

Liabilities:
Deposit accounts:
Noninterest bearing	133,933	99,799	95,737
Interest bearing	492,002	420,765	430,548
Total deposits	625,935	520,564	526,285
Accrued expense and other liabilities	4,697	4,822	4,309
FHLB advances and other borrowings	69,528	82,969	68,266
Other long-term debt, net	24,827	24,811	24,782
Total liabilities	724,987	633,166	623,642

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares authorized;
no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
5,718,942, 5,272,168 and 4,083,127 shares issued; 5,460,452, 5,013,678, and 3,811,409 shares outstanding at March 31, 2018, December 31, 2017
and March 31, 2017, respectively)	57	53	41
Additional paid-in capital	51,849	42,780	22,407
Unallocated common stock held by employee stock ownership plan (ESOP)	(601)	(643)	(767)
Treasury stock, at cost (258,490, 258,490, and 271,718 shares at
March 31, 2018, December 31, 2017 and March 31, 2017, respectively)	(2,826)	(2,826)	(2,971)
Retained earnings	44,020	43,939	41,699
Accumulated other comprehensive (loss) income	(1,551)	313	(374)
Total shareholders' equity	90,948	83,616	60,035
Total liabilities and shareholders' equity	$815,935	$716,782	$683,677

Income Statement	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Interest and dividend Income:
Interest and fees on loans	$6,872	$6,554	$5,570
Securities available-for-sale	989	762	729
FRB and FHLB dividends	79	46	40
Interest on deposits with banks	17	4	-
Other interest income	-	1	1
Total interest and dividend income	7,957	7,367	6,340
Interest Expense:
Interest expense on deposits	426	411	380
FHLB advances and other borrowings	337	361	205
Other long-term debt	347	351	272
Total interest expense	1,110	1,123	857
Net interest income	6,847	6,244	5,483
Loan loss provision	502	294	301
Net interest income after loan loss provision	6,345	5,950	5,182

Noninterest income:
Service charges on deposit accounts	226	233	232
Net gain on sale of loans	1,439	2,141	1,825
Mortgage loan servicing fees	560	546	547
Wealth management income	132	161	141
Interchange and ATM fees	225	208	206
Appreciation in cash surrender value of life insurance	124	125	124
Net (loss) gain on sale of available-for-sale securities	(105)	51	-
Net loss on sale/disposal of real estate owned and other repossessed property	(25)	(4)	(1)
Other noninterest income	103	104	134
Total noninterest income	2,679	3,565	3,208

Noninterest expense:
Salaries and employee benefits	4,909	4,530	4,433
Occupancy and equipment expense	828	665	717
Data processing	637	567	567
Advertising	278	253	189
Amortization of mortgage servicing fees	241	274	262
Amortization of core deposit intangible and tax credits	102	105	107
Federal insurance premiums	69	86	84
Postage	50	46	48
Legal, accounting and examination fees	142	183	85
Consulting fees	17	58	49
Acquisition costs	234	400	-
Write-down on real estate owned and other repossessed property	-	-	36
Other noninterest expense	817	855	862
Total noninterest expense	8,324	8,022	7,439

Income before income taxes	700	1,493	951
Income tax expense	127	940	188
Net income	$573	$553	$763

Basic earnings per share	$0.11	$0.11	$0.20
Diluted earnings per share	$0.11	$0.11	$0.20
Weighted average shares
outstanding (basic EPS)	5,311,527	4,854,128	3,811,409
Weighted average shares
outstanding (diluted EPS)	5,375,987	4,912,701	3,875,677

ADDITIONAL FINANCIAL INFORMATION	Three Months Ended
(Dollars in thousands, except per share data)(Unaudited)	March 31,	December 31,	March 31,
	2018	2017	2017
Performance Ratios:
Return on average assets	0.28%	0.31%	0.46%
Return on average equity	2.58%	2.72%	5.19%
Net interest margin***	3.77%	3.75%	3.66%
Efficiency ratio*	86.31%	80.71%	84.36%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017

Nonaccrual loans	$1,740	$977	$651
Loans 90 days past due and still accruing	-	-	998
Restructured loans, net	1,622	-	42
Total nonperforming loans	3,362	977	1,691
Other real estate owned and other repossessed assets	639	525	668
Total nonperforming assets	$4,001	$1,502	$2,359

Nonperforming loans / portfolio loans	0.59%	0.19%	0.35%
Nonperforming assets / assets	0.49%	0.21%	0.35%
Allowance for loan losses / portfolio loans	1.08%	1.12%	1.04%
Allowance / nonperforming loans	182.33%	588.54%	300.12%
Gross loan charge-offs for the quarter	$130	$53	$9
Gross loan recoveries for the quarter	$8	$9	$13
Net loan charge-offs for the quarter	$122	$44	$(4)

Capital Data (At quarter end):
Tangible book value per share	$14.09	$15.22	$13.81
Shares outstanding	5,460,452	5,013,678	3,811,409
Tangible common equity to tangible assets	9.60%	10.76%	7.78%

Other Information:
Average total assets for the quarter	$816,688	$714,832	$662,541
Average total assets year to date	$816,688	$696,835	$662,541
Average earning assets for the quarter	$736,002	$660,442	$607,048
Average earning assets year to date	$736,002	$641,141	$607,048
Average loans for the quarter **	$573,015	$524,057	$474,439
Average loans year to date **	$573,015	$507,980	$474,439
Average equity for the quarter	$88,677	$81,415	$58,752
Average equity year to date	$88,677	$66,200	$58,752
Average deposits for the quarter	$605,572	$523,866	$515,851
Average deposits year to date	$605,572	$518,638	$515,851

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** Includes loans held for sale.
*** Based on actual days. Previously calculated on a 360 day basis.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains our efficiency ratio and tangible book value per share, which are non-GAAP financial measures.  The numerator for the efficiency ratio is calculated by subtracting intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding.  We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios, and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.  Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Efficiency Ratio	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Calculation of Efficiency Ratio:
Noninterest expense	$8,324	$8,022	$7,439
Intangible asset amortization	(102)	(105)	(107)
Efficiency ratio numerator	8,222	7,917	7,332

Net interest income	6,847	6,244	5,483
Noninterest income	2,679	3,565	3,208
Efficiency ratio denominator	9,526	9,809	8,691

Efficiency ratio	86.31%	80.71%	84.36%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2018	2017	2017
Tangible Book Value:
Shareholders' equity	$90,948	$83,616	$60,035
Goodwill and core deposit intangible, net	(13,983)	(7,307)	(7,390)
Tangible common shareholders' equity	$76,965	$76,309	$52,645

Common shares outstanding at end of period	5,460,452	5,013,678	3,811,409

Common shareholders' equity (book value) per share (GAAP)	$16.66	$16.68	$15.75

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$14.09	$15.22	$13.81

Tangible Assets:
Total assets	$815,935	$716,782	$683,677
Goodwill and core deposit intangible, net	(13,983)	(7,307)	(7,390)
Tangible assets (non-GAAP)	$801,952	$709,475	$676,287

Tangible common shareholders' equity to tangible assets
(non-GAAP)	9.60%	10.76%	7.78%

Contacts:
Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007